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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

                                                                        CONTACT:
                                                                     Kristin Van
                                                     Information Resources, Inc.
                                                                    312.474.3384
                                                         kristin.van@infores.com


              TRIAL DATE SET FOR ANTITRUST ACTION AGAINST ACNIELSEN

                    David Boies to Try Landmark Suit for IRI


CHICAGO, May 21, 2003 - A U.S. District Court judge today set a trial date of September 20, 2004 in Information Resources, Inc.'s (Nasdaq: IRIC) antitrust lawsuit against A.C. Nielsen Co. (now owned by VNU, N.V.), The Dun & Bradstreet Corp., and IMS International, Inc., in which IRI is seeking damages in excess of $1 billion after trebling. The jury trial in this case is scheduled to last between ten and sixteen weeks. "This is a landmark lawsuit, both in terms of the scope of the illegal activities and the potential size of the judgment. It involves well-orchestrated worldwide anticompetitive practices by ACNielsen designed to monopolize the markets for retail tracking services by crippling IRI," said David Boies, of Boies, Schiller & Flexner, L.L.P., who will try the case for IRI.

In separate proceedings, the Canadian Competition Tribunal and the European Commission already have found that these same practices by ACNielsen were abusive and either prevented IRI from entering markets or artificially raised the costs of doing so. "We are very encouraged that a trial date has been set. We now have a specific date on which we will be able to tell our story and present our evidence to a jury in United States federal court," said IRI Chairman and CEO Joe Durrett.

Certain matters discussed above are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in reports and other documents filed by the Company with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year 2002.

Information Resources, Inc. is a leading provider of UPC scanner- and panel-based business solutions to the consumer packaged goods (CPG) and healthcare industries, offering services in the U.S., Europe and other international markets. The Company supplies CPG and pharmaceutical manufacturers, retailers, and brokers with information and analysis critical to their sales, marketing, and supply chain operations. IRI provides services designed to deliver value through an enhanced understanding of the consumer to a majority of the Fortune 500 companies in the CPG industry.